Exhibit 99.1

Datastream Systems, Inc. Chief Operating Officer Steps Down

    GREENVILLE, S.C.--(BUSINESS WIRE)--May 6, 2003--Datastream Systems, Inc. (Nasdaq: DSTM) today announced that Ralph Carter, Datastream's chief operating officer, is leaving the company to assume a chief executive officer position with a privately held software company.
    "We wish Ralph success in his new endeavor, and we thank him for his contributions over the past three years," said Larry Blackwell, Datastream's president and chief executive officer.
    Larry Blackwell, Datastream's chief executive officer, will assume operational responsibilities. The company has not indicated whether it plans to replace Mr. Carter.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 60 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in the Company's SEC reports, including, but not limited to the "Risk Factors" contained in the Company's Report on Form 10-K for the fiscal year ended December 31, 2002. The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

    CONTACT: Investor Relations and Media Inquiries
             SparkSource, Inc.
             Andy Murphy, 781/274-6061
             investor@datastream.net